Exhibit 99.1

Investor Contact:
Mark Barnett
Vice President, Investor Relations
614 677-5331
Media Contact:
Jeff Botti
Officer, Public Relations
614 249-6339

May 4, 2006

Nationwide Financial Reports First Quarter Results

“Variable Annuity Sales Gaining Momentum”

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported first quarter 2006 net income of $142.3 million, or $0.93 per diluted share, compared with first quarter 2005 net income of $160.5 million, or $1.05 per diluted share. Net realized losses on investments, hedging instruments and hedged items compared to gains in the first quarter of 2005 was the primary driver for the year-over-year decline in net income.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the Company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures and the substantive reasons why the Company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. A table on the top of page 10 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

The quarter’s net operating earnings were $144.3 million, or $0.94 per diluted share, compared to net operating earnings of $142.4 million, or $0.93 per diluted share, a year ago. The year-over-year increase was driven by improved operating results in the retirement plans segment partially offset by a decline in the operating results in the individual investments, individual protection and corporate and other segments.

“First quarter results were in line with our expectations given the sales performance in our individual businesses over the last few years and the corresponding impact on our asset base,” said Jerry Jurgensen, chief executive officer. “While there is still much work to be done,” Jurgensen added, “I am encouraged by the progress we made against our strategic priorities during the first quarter, highlighted by the improving sales momentum in our variable annuity business. Our priority focus during 2006 remains on continuing to drive sales growth in our individual product lines and building new sources of higher return business.”

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2006 earnings — 2

Highlights from the quarter:

	Three months ended March 31,
(in millions)	2006	2005	Change
	(Unaudited)	(Unaudited)
Net income	$142.3	$160.5	-11%
Net income per diluted share	$0.93	$1.05	-11%
Net operating earnings	$144.3	$142.4	1%
Net operating earnings per diluted share	$0.94	$0.93	1%

Sales	$4,967.0	$4,601.0	8%
Net flows	500.8	1,297.7	-61%
Total revenues	1,091.6	1,089.3	0%
Total operating revenues	1,099.7	1,062.0	4%

Customer funds managed and administered	$162,451.6	$149,093.4	9%
Total assets	$116,558.7	$116,005.9	0%
Shareholders’ equity excluding AOCI	$5,204.1	$4,924.7	6%
Net operating return on average equity excluding AOCI	11.0%	11.7%	N/A
Book value per diluted share excluding AOCI	$34.93	$32.19	9%

•

Non-affiliated distribution sales improved, increasing 5 percent compared to the first quarter of 2005 driven by improved variable annuity sales. Affiliated distribution sales also increased, growing by 12 percent compared to the first quarter of 2005. The increase was driven primarily by higher public and private sector retirement plans sales combined with improved Agency and Nationwide Financial Network (NFN) sales of individual investment products.

•

Total net inflows, or customer deposits net of withdrawals, were $0.5 billion in the first quarter of 2006 compared to $1.3 billion in the first quarter of 2005. The decline in net flows was driven primarily by lower investment life deposits, as the prior year included two large bank-owned life insurance (BOLI) cases, and increased withdrawals in the individual investments segment. Excluding the impact of the large BOLI cases in the prior period, net inflows were up 4 percent year-over-year.

•

A 4 percent increase in operating revenues was offset by net realized losses on investments, hedging instruments and hedged items in the first quarter of 2006 compared to gains in the prior year quarter, resulting in flat total revenues year-over-year.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2006 earnings — 3

•	Excluding accumulated other comprehensive income (AOCI), shareholders’ equity was $5.2 billion, or $34.93 per share, versus $5.2 billion, or $34.42 per share, as of year-end 2005.

•

Operating return on average equity excluding AOCI, as defined in Exhibit 3, was 11.0 percent for the quarter, compared to 11.7 percent in the first quarter of 2005. The decline was driven by net growth in shareholders’ equity.

“Overall, our results in the first quarter were solid,” said Mark Thresher, president and chief operating officer. Our retirement plans business continues to produce strong top- and bottom-line growth and we returned more than $200 million to our shareholders through a combination of dividends and share repurchases.

“In addition, for the first time in several years, we achieved strong year-over year and sequential growth in variable annuity sales during the quarter – and we continued to see strong growth through April,” Thresher continued. “We attribute the improvement in sales momentum to the enhancements we made to the competitiveness of our products during 2005, improved marketing and the work we’re doing to improve our sales and support processes.

“During the quarter, we continued to take important steps toward re-establishing Nationwide Financial as an industry leading provider of innovative investment and protection products. We launched our new variable annuity withdrawal benefit. We are also one of the first to take living benefits into the individual life market via the introduction of a variable universal life product that provides principle protection while enabling policy holders to lock in positive market performance. As consumers prepare for and live in retirement, we will continue to innovate around their needs as personal retirement savings and withdrawal strategies assume greater importance.

“We are also making investments during 2006 that are important to our future,” Thresher added. “We made progress in expanding our retail distribution capacity as we are in the process of integrating several hundred Nationwide Insurance agents into the Nationwide Financial Network and are nearing completion of a mutual fund strategy. Also, in April, we received approval from the Office of Thrift Supervision to establish full-service banking and we expect to launch banking services later this year.”

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2006 earnings — 4

Operating Segment First Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are the financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended March 31,
(in millions)	2006	2005	Change
	(Unaudited)	(Unaudited)
Individual variable annuity sales*	$986.4	$849.9	16%
Individual fixed annuity sales*	39.5	55.0	-28%
Income product sales	58.5	44.9	30%
Advisory services program sales	62.6	53.2	18%
Total sales	$1,147.0	$1,066.6	8%

Net flows	$(750.5)	$(425.8)	-76%
Operating revenues	382.6	371.8	3%
Pre-tax operating earnings	56.4	61.3	-8%

Ending account values	$52,318.2	$51,423.3	2%
Interest spread on average general account values	2.02%	1.87%
Pre-tax operating earnings to average account values	0.44%	0.47%
Return on average allocated capital	11.9%	11.1%

*	Excluding 2005 sales of annuities sold through discontinued offshore operations.

Individual variable annuity sales improved for the second consecutive quarter driven by increasing demand for the Capital Preservation Plus with Lifetime Income (CPP/LI) benefit. The Company’s continued pricing discipline in the fixed annuity market resulted in a year-over-year decline of fixed annuity sales. Sales of income products and advisory services sales both experienced growth compared to the same quarter a year ago.

Net outflows increased from $425.8 million in the first quarter a year ago to $750.5 million in the current quarter. Increased inflows from new sales were outweighed by higher variable annuity withdrawals as well as withdrawals associated with the Company’s aging blocks of fixed annuity business.

Pre-tax operating earnings in this segment were $56.4 million compared to $61.3 million in the prior year. Increased asset-based fee revenues were more than offset by increased amortization of deferred policy acquisition costs (DAC) driven by increased profits, and higher expenses compared to the first quarter of 2005.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2006 earnings — 5

Interest spread income declined 2 percent compared to last year despite improved interest spread margin as the fixed annuity net outflows drove a decline in general account assets. Included in the interest spread margin in current quarter were 11 basis points, or $4.1 million, of income from prepayment penalties on commercial mortgage loans and bond call premiums, compared to 17 basis points, or $7.0 million, during the first quarter of last year.

Retirement Plans Segment

	Three months ended March 31,
(in millions)	2006		2005		Change
	(Unaudited	)	(Unaudited	)
Private plan sales	$2,233.5		$2,062.7		8%
Public plan sales	1,019.9		952.3		7%
Total sales	$3,253.4		$3,015.0		8%

Net flows	$797.8		$970.6		-18%
Operating revenues	278.6		263.7		6%
Pre-tax operating earnings	53.6		47.1		14%

Ending account values	$87,979.1		$77,091.8		14%
Interest spread on average general account values	1.81%		2.06%
Pre-tax operating earnings to average account values	0.25%		0.25%
Return on average allocated capital	19.4%		18.6%

Sales growth in both the public and private sectors remained strong, up 7 percent and 8 percent, respectively, compared to last year. Retirement plans net inflows were $797.8 million in the quarter compared to $970.6 million in the same period a year ago. Lower net inflows primarily resulted from increased withdrawals in the private sector compared to the first quarter of last year.

Pre-tax operating earnings increased 14 percent compared to a year ago. Other income, which includes administrative fees and asset-based fees from the trust product small-plan 401(k) platform, increased $18.6 million, or 32 percent, compared to first quarter 2005, the result of strong flows in small-case 401(k) plans and improved equity market performance. This increase was partially offset by lower asset fees due to the continued shift from annuity-based to trust-based products, higher commission expense from higher sales volumes, and lower interest spread income.

Interest spread income in this segment declined by $3.5 million driven almost entirely by lower prepayment penalty income. Included in the current quarter were 9 basis points, or $2.5 million, of prepayment penalty income, compared to 25 basis points, or $6.8 million, in the first quarter a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2006 earnings — 6

Individual Protection Segment

	Three months ended March 31,
(in millions)	2006		2005		Change
	(Unaudited	)	(Unaudited	)
Individual investment life first year sales	$39.2		$34.4		14%
COLI first year sales	83.5		57.6		45%
Traditional/Universal life first year sales	21.6		26.6		-19%
Total first year sales	$144.3		$118.6		22%

Net flows	$328.5		$989.7		-67%
Operating revenues	338.4		338.6		0%
Pre-tax operating earnings	64.9		71.8		-10%

Policy reserves	$18,023.3		$16,416.9		10%
Life insurance in-force	$127,999.3		$122,001.8		5%
Pre-tax operating earnings to operating revenues	19.2%		21.2%
Return on average allocated capital	9.8%		11.0%

Total first year sales for the individual protection segment increased 22 percent compared to a year ago driven by strong sales in individual investment life and corporate insurance products. In individual investment life, sales increased by 25 percent in the independent broker dealer channel and by 37 percent in the affiliated channels compared to a year ago. First year corporate- and bank- owned life insurance (BOLI/COLI) sales increased 45 percent over the prior year driven by the placement of two new large cases during the quarter. First year sales of traditional and universal life products decreased 19 percent compared to the first quarter of 2005, however we anticipate that the introduction of a more competitively priced product at the end of the second quarter will reverse this trend.

Individual protection net inflows declined from $989.7 million in the prior year to $328.5 million in the first quarter of 2006. The decrease primarily was driven by two large separate account BOLI cases that closed during the first quarter of 2005 making it a difficult comparison. Excluding the two large BOLI cases in the prior period, which totaled $815 million, net inflows increased 88 percent year-over-year.

Pre-tax operating earnings in this segment declined 10 percent year-over-year as 19 percent growth in fixed life was more than offset by a 24 percent decline in pre-tax operating earnings in investment life compared to last year. The increase in fixed life pre-tax earnings was primarily related to a reserve release and a reinsurance premium refund totaling $6.6 million, partially offset by adverse mortality. A previously announced $5.5 million goodwill impairment charge, related to the MullinTBG joint venture, and adverse mortality drove the decline in investment life pre-tax operating earnings.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2006 earnings — 7

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $11.6 million in the first quarter of 2006, compared to $12.9 million in the first quarter of 2005. Lower general operating expenses were more than offset by lower other income as a decrease in the number of structured products transactions were originated during the quarter.

An aggregate principal amount of $250 million of medium term notes (MTN) were issued during the quarter and $125 million matured. Current quarter interest spread margin for the MTN business was 120 basis points compared to 135 basis points in the same quarter a year ago.

Capital and Share Repurchase

During the first quarter, Nationwide Financial repurchased 1.5 million shares at a total cost of $65.3 million, or an average price of $43.22 per share, in the open market. In addition, as previously announced, the Company executed an accelerated share repurchase (ASR) at an initial cost of $120 million resulting in the repurchase of approximately 2.8 million shares.

Nationwide Financial paid a quarterly dividend of $0.19 per share during the first quarter of 2006. Through a combination of share repurchases and dividends, a total of $214.3 million was returned to shareholders in the quarter. Also during the quarter, the Company’s board of directors approved an increase in the regular quarterly dividend from $0.19 cents to $0.23 cents per share, reflecting the Company’s strong financial condition and continuing performance.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2006 earnings — 8

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of the Company’s margins and returns to these factors.

To the extent that equity-market performance varies from levels indicated in this business outlook, the Company’s results will vary accordingly. Additionally, the Company’s ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on page 10.

The table below outlines the Company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the Company’s separate account assets will achieve a return of 6 percent during 2006.

In addition, the business outlook includes the impact of stock compensation expense, expected to be approximately $0.05 per diluted share during 2006.

2006 Business Outlook

Individual Investments Segment
Interest-spread margin	190-195 bps
Pre-tax operating earnings to average account values	40-45 bps
Sales:
Variable annuities	15%-20% growth
Fixed annuities	$200m-$300m
Advisory services	$300m-$350m

Retirement Plans Segment
Interest-spread margin	180-185 bps
Pre-tax operating earnings to average account values	20-25 bps
Sales:
Private sector	10-12% growth
Public sector	flat

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection products	18-20%
Investment life	24-26%
Fixed life	13-15%
First-year sales:
Individual VUL	8-10% growth
COLI	30%-40% decrease
Fixed life	8-10% growth

Corporate and Other Segment
Quarterly pre-tax operating earnings	$10m-$15m

Nationwide Financial
Operating return on average equity	10.5%-11.0%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2006 earnings — 9

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial Statistical Supplement for the first quarter of 2006, which is available on the investor relations section of the Company’s Web site at www.nationwide.com.

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EDT on Friday, May 5, 2006, to discuss first quarter 2006 results. To participate in the call, dial 1-706-679-3234 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwide.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EDT time May 5, 2006, through midnight EDT May 12, 2006 by dialing 1-706-645-9291, conference ID 7707510. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period during which it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the second quarter of 2006, the quiet period will be July 19, 2006 through August 2, 2006.

About Nationwide Financial

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 64.2 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2005 Annual Report to Shareholders, 2005 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2006 earnings — 10

Reconcilliation of net income to net operating earnings

	Three months ended March 31,
	2006		2005
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$144.3	$0.94	$142.4	$0.93

Net realized losses on investments, hedging instruments and hedged items, net of taxes*	(5.3)	(0.03)	17.8	0.12

Adjustment to DAC amortization related to net realized losses, net of taxes	3.3	0.02	(1.0)	(0.01)

Discontinued operations, net of taxes**	—	—	1.3	0.01
Net income	$142.3	$0.93	$160.5	$1.05

*	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

**

Results of operations of Cap Pro Holding, Inc. (Cap Pro), Nationwide Financial Services (Bermuda), Ltd. (NFS Bermuda), and William J. Lynch & Associates, Inc. (TBG Lynch) are presented as discontinued operations for all periods.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.7% of the combined voting power of all the outstanding common stock and 64.2% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the SEC or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in separate account assets or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions which are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xvii) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to First Quarter 2006 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three months ended March 31,
(in millions, except per share data)	2006	2005
	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$321.0	$309.1
Life insurance premiums	107.8	95.9
Net investment income	577.3	576.1
Net realized (losses) gains on investments, hedging instruments and hedged items	(6.8)	27.5
Other	92.3	80.7
Total revenues	1,091.6	1,089.3

Benefits and Expenses:
Interest credited to policyholder account values	342.1	334.5
Other benefits and claims	156.1	136.2
Policyholder dividends on participating policies	20.2	26.9
Amortization of deferred policy acquisition costs	120.6	123.4
Amortization of value of business acquired	11.6	12.0
Interest expense on debt	26.1	26.1
Other operating expenses	231.4	211.4
Total benefits and expenses	908.1	870.5

Income from continuing operations before federal income tax expense	183.5	218.8
Federal income tax expense	41.2	59.6
Income from continuing operations	142.3	159.2
Discountinued operations, net of taxes	—	1.3
Net income	$142.3	$160.5

Earnings from continuing operations per common share:
Basic	$0.93	$1.04
Diluted	$0.93	$1.04

Earnings per common share:
Basic	$0.93	$1.05
Diluted	$0.93	$1.05

Weighted average common shares outstanding:
Basic	152.3	152.7
Diluted	152.9	153.5

Cash dividends declared per common share	$0.23	$0.19

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to First Quarter 2006 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities	$28,645.0	$30,106.0
Equity securities	76.5	75.6
Trading assets, at fair value	27.8	34.4
Mortgage loans on real estate, net	9,048.3	9,148.6
Real estate, net	108.6	108.7
Policy loans	933.9	930.6
Other long-term investments	688.9	691.9
Short-term investments, including amounts managed by a related party	2,830.5	2,073.2
Total investments	42,359.5	43,169.0

Cash	23.9	16.4
Accrued investment income	398.9	396.3
Deferred policy acquisition costs	3,794.7	3,685.4
Value of business acquired	443.3	449.7
Other intangible assets	45.4	45.6
Goodwill	359.0	364.5
Other assets	2,200.3	2,069.2
Assets held in separate accounts	66,933.7	65,963.8
Total assets	$116,558.7	$116,159.9

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$39,519.4	$39,748.1
Short-term debt	147.4	252.3
Long-term debt	1,398.3	1,398.0
Other liabilities	3,433.7	3,447.3
Liabilities related to separate accounts	66,933.7	65,963.8
Total liabilities	111,432.5	110,809.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,702.5	1,670.8
Retained earnings	3,991.1	3,883.1
Accumulated other comprehensive (loss) income	(77.9)	100.7
Treasury stock	(489.5)	(304.2)
Other, net	(1.7)	(1.7)
Total shareholders’ equity	5,126.2	5,350.4
Total liabilities and shareholders’ equity	$116,558.7	$116,159.9

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to First Quarter 2006 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments not related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Operating realized gains (losses) include net realized gains (losses) on investments related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Pre-tax operating earnings are calculated by adjusting earnings from continuing operations before federal income taxes, discontinued operations and the cumulative effect of adoption of accounting principles to exclude: (1) net realized gains and losses on investments, hedging instruments and hedged items, except for operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes); (2) net realized gains and losses related to securitizations; and (3) the adjustment to amortization of DAC related to net realized gains and losses. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual investments, retirement plans, individual protection and corporate and other segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and the cumulative effect of adoption of accounting principles, all net of taxes.

Net operating earnings per diluted share are calculated by dividing net operating earnings by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income.

Book value per share excluding accumulated other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding accumulated other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding accumulated other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes) from net realized gains and losses on investments, hedging instruments and hedged items, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to First Quarter 2006 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page ten of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast realized gains and losses on investments, hedging instruments and hedged items1 (realized gains and losses). Realized gains and losses represented $0.14 per weighted average diluted share in 2005 and ranged from $0.13 to ($0.60) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended March 31,
(in millions)	2006 [2]	2005 [2]
Operating revenues	$1,099.7	$1,062.0
Net realized (losses) gains on investments, hedging instruments and hedged items [1]	(8.1)	27.3
Revenues	$1,091.6	$1,089.3

Operating net realized gains to net realized (losses) gains on investments, hedging instruments and hedged items

	Three months ended March 31,
(in millions)	2006	2005
Operating net realized gains	$1.3	$0.2
Net realized (losses) gains on investments, hedging instruments and hedged items [1]	(8.1)	27.3
Net realized (losses) gains on investments, hedging instruments and hedged items	$(6.8)	$27.5

Pre-tax operating earnings to income from continuing operations before federal income taxes

	Three months ended March 31,
(in millions)	2006 [2]	2005 [2]
Pre-tax operating earnings	$186.5	$193.1
Net realized (losses) gains on investment, hedging instruments and hedged items [1]	(8.1)	27.3
Adjustment to DAC amortization related to net realized losses (gains)	5.1	(1.6)
Income from continuing operations before federal income taxes	$183.5	$218.8

Net operating earnings to net income and net operating return on average equity to return on average equity

	Three months ended March 31,
	2006			2005
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$144.3	11.0%	11.0%	$142.4	11.7%	11.0%
Net realized (losses) gains on investments, hedging instruments and hedged items, net of taxes [1]	(5.3)	(0.4%)	(0.4%)	17.8	1.5%	1.4%
Adjustment to amortization of DAC related to net realized losses (gains), net of taxes	3.3	0.3%	0.3%	(1.0)	(0.1%)	(0.1%)
Discontinued operations, net of taxes	—	—	—	1.3	0.1%	0.1%
Net income	$142.3	10.9%	10.9%	$160.5	13.2%	12.4%

Average equity, excluding AOCI	$5,226.9			$4,853.8
Average AOCI	11.4			327.4
Average equity	$5,238.3			$5,181.2

Book value per share excluding AOCI to book value per share

	As of March 31, 2006		As of December 31, 2005
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding AOCI	$5,204.1	$34.93	$5,249.7	$34.42
AOCI	(77.9)	(0.53)	100.7	0.66
Total equity	$5,126.2	$34.40	$5,350.4	$35.08

Shares outstanding	149.0		152.5

1	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

2	Excluding the results of operations of Cap Pro, NFSB and TBG Lynch, which are presented as discontinued operations for all periods.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com